UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934*

                                (Amendment No. 8)


                             Resource America, Inc.
                                (Name of Issuer)

                          Common Stock, par value $0.01
                         (Title of Class of Securities)

                                    761195205
                                 (CUSIP Number)



                                December 31, 2007
                      (Date of Event which Requires Filing
                               of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                                 -------------------
CUSIP No. 761195205                     13G                  Page 2 of 20 Pages
----------------------------                                 -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kenneth H. Shubin Stein, MD, CFA
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          2,584,490
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,584,490
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,584,490
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------

----------------------------                                 -------------------
CUSIP No. 761195205                     13G                  Page 3 of 20 Pages
----------------------------                                 -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          2,584,490
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            2,584,490
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,584,490
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           14.6%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

----------------------------                                 -------------------
CUSIP No. 761195205                     13G                  Page 4 of 20 Pages
----------------------------                                 -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Opportunity Fund, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          1,025,224
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,025,224
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,025,224
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.8%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

----------------------------                                 -------------------
CUSIP No. 761195205                     13G                  Page 5 of 20 Pages
----------------------------                                 -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          1,025,224
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            1,025,224
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,025,224
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.8%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

----------------------------                                 -------------------
CUSIP No. 761195205                     13G                  Page 6 of 20 Pages
----------------------------                                 -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Offshore Opportunity Fund, Ltd.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          958,306
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            958,306
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           958,306
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

----------------------------                                 -------------------
CUSIP No. 761195205                     13G                  Page 7 of 20 Pages
----------------------------                                 -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Offshore Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          958,306
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            958,306
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           958,306
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.4%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           HC
---------- ---------------------------------------------------------------------

----------------------------                                 -------------------
CUSIP No. 761195205                     13G                  Page 8 of 20 Pages
----------------------------                                 -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CIL Spencer Limited
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Cayman Islands
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          178,851
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            178,851
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           178,851
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

----------------------------                                 -------------------
CUSIP No. 761195205                     13G                  Page 9 of 20 Pages
----------------------------                                 -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Columbia Avenue Capital, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Oklahoma
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          135,704
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            135,704
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           135,704
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.8%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

----------------------------                                 -------------------
CUSIP No. 761195205                     13G                  Page 10 of 20 Pages
----------------------------                                 -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Select Fund, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          50,368
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            50,368
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           50,368
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

----------------------------                                 -------------------
CUSIP No. 761195205                     13G                  Page 11 of 20 Pages
----------------------------                                 -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Select Partners, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          50,368
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            50,368
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           50,368
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.3%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

----------------------------                                 -------------------
CUSIP No. 761195205                     13G                  Page 12 of 20 Pages
----------------------------                                 -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Opportunity Fund II, LP
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          271,036
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            271,036
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           271,036
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

----------------------------                                 -------------------
CUSIP No. 761195205                     13G                  Page 13 of 20 Pages
----------------------------                                 -------------------
---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Spencer Capital Partners II, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
--------------------- ----- ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0
                      ----- ----------------------------------------------------
                         6  SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED          271,036
BY EACH REPORTING     ----- ----------------------------------------------------
PERSON WITH              7  SOLE DISPOSITIVE POWER

                            0
                      ----- ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            271,036
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           271,036
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

           [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.5%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------

     This Amendment No. 8 to Schedule 13G (this "Amendment No. 8") is filed with respect to the Common Stock of Resource America, Inc., a Delaware corporation, to amend the Schedule 13G filed on December 7, 2004 (as amended by Amendment No. 1 thereto filed on September 13, 2005, Amendment No. 2 thereto filed on February 23, 2006, Amendment No. 3 thereto filed on February 14, 2007, Amendment No. 4 thereto filed on March 1, 2007, Amendment No. 5 thereto filed on July 11, 2007, Amendment No. 6 thereto filed on July 23, 2007, Amendment No. 7 thereto filed on July 26, 2007, and this Amendment No. 8, the "Schedule 13G"). Capitalized terms used but not defined herein have the meanings ascribed thereto in the Schedule 13G.

Item 4.   Ownership

Item 4 is hereby amended and restated as follows:

     Unless otherwise indicated, the percentages used herein are calculated based upon the 17,707,877 shares of Common Stock issued and outstanding as of January 21, 2008, as represented in the Issuer's Proxy Statement on Schedule 14A filed by the Issuer with the Securities and Exchange Commission on January 25, 2008 (the "Reported Share Number").

     As of February 13, 2008:

     1.  Kenneth H. Shubin Stein, MD, CFA
         (a) Amount beneficially owned: 2,584,490
         (b) Percent of class: 14.6%
         (c)  (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 2,584,490
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 2,584,490

     2.  Spencer Capital Mananagment, LLC
         (a) Amount beneficially owned: 2,584,490
         (b) Percent of class: 14.6%
         (c)  (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 2,584,490
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 2,584,490

     3.  Spencer Capital Opportunity Fund, LP
         (a) Amount beneficially owned: 1,025,224. This amount represents the sum of 1,007,282 shares of Common Stock currently held and 17,942 shares of Common Stock acquirable upon the exercise of warrants currently held by Spencer Capital Opportunity Fund, LP.
         (b) Percent of class: 5.8%. This percentages is calculated based upon a total of shares of 17,725,819 shares of Common Stock outstanding, equal to the sum of (i) the Reported Share Number and (ii) the 17,942 shares of Common Stock acquirable upon the exercise of warrants held by Spencer Capital Opportunity Fund, LP.
         (c)  (i) Sole power to vote or direct the vote: 0
             (ii) Shared power to vote or direct the vote: 1,025,224
             (iii) Sole power to dispose or direct the disposition: 0
             (iv) Shared power to dispose or direct the disposition: 1,025,224

     4.  Spencer Capital Partners, LLC
         (a) Amount beneficially owned: 1,025,224. This amount represents the sum of 1,007,282 shares of Common Stock currently held and 17,942 shares of Common Stock acquirable upon the exercise of warrants currently held by Spencer Capital Opportunity Fund, LP, of which Spencer Capital Partners, LLC acts as general partner.
         (b) Percent of class: 5.8%. This percentages is calculated based upon a total of shares of 17,725,819 shares of Common Stock outstanding, equal to the sum of (i) the Reported Share Number and (ii) the 17,942 shares of Common Stock acquirable upon the exercise of warrants held by Spencer Capital Opportunity Fund, LP, of which Spencer Capital Partners, LLC acts as general partner.
         (c)  (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 1,025,224
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 1,025,224

     5.  Spencer Capital Offshore Opportunity Fund, LP
         (a) Amount beneficially owned: 958,306. This amount represents the sum of 946,736 shares of Common Stock currently held and 11,570 shares of Common Stock acquirable upon the exercise of warrants currently held by Spencer Capital Offshore Opportunity Fund, LP.
         (b) Percent of class: 5.4%. This percentages is calculated based upon a total of shares of 17,719,447 shares of Common Stock outstanding, equal to the sum of (i) the Reported Share Number and (ii) the 11,570 shares of Common Stock acquirable upon the exercise of warrants held by Spencer Capital Opportunity Fund, LP.
         (c)  (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 958,306
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 958,306

      6.  Spencer Capital Offshore Partners, LLC
         (a) Amount beneficially owned: 958,306. This amount represents the sum of 946,736 shares of Common Stock currently held and 11,570 shares of Common Stock acquirable upon the exercise of warrants currently held by Spencer Capital Offshore Opportunity Fund, LP, of which Spencer Capital Offshore Partners, LLC acts as general partner.
         (b) Percent of class: 5.4%. This percentages is calculated based upon a total of shares of 17,719,447 shares of Common Stock outstanding, equal to the sum of (i) the Reported Share Number and (ii) the 11,570 shares of Common Stock acquirable upon the exercise of warrants held by Spencer Capital Opportunity Fund, LP, of which Spencer Capital Offshore Partners, LLC acts as general partner.
         (c)  (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 958,306
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 958,306

     7.  CIL Spencer Limited
         (a) Amount beneficially owned: 178,851
         (b) Percent of class: 1.0%
         (c)  (i) Sole power to vote or direct the vote: 0

              (ii) Shared power to vote or direct the vote: 178,851
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 178,851

     8.  Columbia Avenue Capital, LLC
         (a) Amount beneficially owned: 135,704. This amount represents the sum of 131,487 shares of Common Stock currently held and 4,217 shares of Common Stock acquirable upon the exercise of warrants currently held by Columbia Avenue Capital, LLC.
         (b) Percent of class: 0.8%. This percentages is calculated based upon a total of shares of 17,712,094 shares of Common Stock outstanding, equal to the sum of (i) the Reported Share Number and (ii) the 4,217 shares of Common Stock acquirable upon the exercise of warrants held by Columbia Avenue Capital, LLC.
         (c)  (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 135,704
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 135,704

     9.  Spencer Capital Select Fund, LP
         (a) Amount beneficially owned: 50,368. This amount represents the sum of 49,098 shares of Common Stock currently held and 1,270 shares of Common Stock acquirable upon the exercise of warrants currently held by Spencer Capital select Fund, LP.
         (b) Percent of class: 0.3%. This percentages is calculated based upon a total of shares of 17,709,147 shares of Common Stock outstanding, equal to the sum of (i) the Reported Share Number and (ii) the 1,270 shares of Common Stock acquirable upon the exercise of warrants held by Spencer Capital Select Fund, LP.
         (c)  (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 50,368
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 50,368

     10. Spencer Select Partners, LLC
         (a) Amount beneficially owned: 50,368. This amount represents the sum of 49,098 shares of Common Stock currently held and 1,270 shares of Common Stock acquirable upon the exercise of warrants currently held by Spencer Capital select Fund, LP, of which Spencer Select Partners, LLC acts as general partner.
         (b) Percent of class: 0.3%. This percentages is calculated based upon a total of shares of 17,709,147 shares of Common Stock outstanding, equal to the sum of (i) the Reported Share Number and (ii) the 1,270 shares of Common Stock acquirable upon the exercise of warrants held by Spencer Capital Select Fund, LP, of which Spencer Select Partners, LLC acts as general partner.
         (c)  (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 50,368
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 50,368

     11. Spencer Capital Opportunity Fund II, LP
         (a) Amount beneficially owned: 271,036
         (b) Percent of class: 1.5%
         (c)  (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 271,036
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 271,036

     12. Spencer Capital Partners II, LP
         (a) Amount beneficially owned: 271,036
         (b) Percent of class: 1.5%
         (c)  (i) Sole power to vote or direct the vote: 0
              (ii) Shared power to vote or direct the vote: 271,036
              (iii) Sole power to dispose or direct the disposition: 0
              (iv) Shared power to dispose or direct the disposition: 271,036


Item 10.   Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                            [Signature pages follow]

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2008

                                 SPENCER CAPITAL MANAGEMENT, LLC


                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member


                                 SPENCER CAPITAL OPPORTUNITY FUND, LP

                                 By:  Spencer Capital Partners, LLC,
                                          Its General Partner


                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member


                                 SPENCER CAPITAL PARTNERS, LLC


                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member


                                 SPENCER CAPITAL OFFSHORE OPPORTUNITY FUND, LTD.

                                 By:  Spencer Capital Offshore Partners, LLC,
                                          Its Management Company


                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member



               [SIGNATURE PAGE OF AMENDMENT NO. 8 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                                 SPENCER CAPITAL OFFSHORE PARTNERS, LLC


                                  By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member


                                 CIL SPENCER LIMITED

                                 By:  Spencer Capital Management, LLC,
                                          Its Investment Adviser


                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member


                                 COLUMBIA AVENUE CAPITAL, LLC

                                 By:  Spencer Capital Management, LLC,
                                          Its Investment Adviser


                                By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member


                                 SPENCER CAPITAL SELECT FUND, LP

                                 By:  Spencer Select Partners, LLC,
                                          Its General Partner


                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member


                                 SPENCER SELECT PARTNERS, LLC


                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member



               [SIGNATURE PAGE OF AMENDMENT NO. 8 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]

                                 SPENCER CAPITAL OPPORTUNITY FUND II, LP

                                 By:  Spencer Capital Partners II, LLC,
                                          Its General Partner


                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member




                                 SPENCER CAPITAL PARTNERS II, LLC


                                 By:  /s/ Kenneth H. Shubin Stein, MD, CFA
                                      ------------------------------------------
                                      Name:   Kenneth H. Shubin Stein, MD, CFA
                                      Title:  Managing Member




                                /s/ Kenneth H. Shubin Stein, MD, CFA
                                ------------------------------------------------
                                Kenneth H. Shubin Stein, MD, CFA


               [SIGNATURE PAGE OF AMENDMENT NO. 8 TO SCHEDULE 13G
                     WITH RESPECT TO RESOURCE AMERICA, INC.]